Exhibit 10.1

AUTHORIZED DISTRIBUTOR AGREEMENT

THIS AGREEMENT made with effect as of and from the 26th day of March, 2021.

RAINMAKER WORLDWIDE INC. (Nevada), organized and existing under the laws of the State of Nevada, having a business address at 271 Brock Street, Peterborough Ontario, Canada (hereinafter referred to as “RAKR” or “DISTRIBUTOR”)

OF THE FIRST PART;

- and -

RAINMAKER HOLLAND B.V., organized and existing under the laws of the Netherlands, having a business address at Galileistraat 32-H, 3029 AM Rotterdam, the Netherlands (hereinafter referred to as “RHBV”)

OF THE SECOND PART;

AGREEMENT WITNESSETH that in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS, SCHEDULES, AND INTERPRETATION
Definitions

(1)	Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

	(a)	“Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. A Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than 50% of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever;

	(b)	“Agreement” means this Authorized Distributor Agreement (“ADA”) and all instruments supplemental hereto or in amendment or confirmation hereof; “hereof”, “hereto”, and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article or Section; “Article”, “Section”, “paragraph” or “clause” means and refers to the specified article, section, paragraph or clause of this ADA;

	(c)	“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal commercial banks located at the City of Rotterdam are not open for business during normal banking hours;

	(d)	“Effective Date” means the date shown on the top of the first page;

(e)	“Exclusive Customers” means parties that are qualified by operation of paragraphs 2(3) hereof, to whom DISTRIBUTOR has sold Waas services previously or potential customers have engaged in a process to secure the product through the DISTRIBUTOR in the last 2 years;

(f)	“Intellectual Property Rights” means any and all intellectual property rights owned or licensed directly or indirectly by RHBV related to the Products including Patents and associated know-how which are necessary for the manufacturing of the Products. The Trademark and Brand Name “Rainmaker Worldwide” and all associated marketing collateral, websites, social media platforms etc. remain with the Distributor;

(g)	“Territory” means the World for Water-as-a-Service;

(h)	“Water-as-a-Service (Waas)” means the delivery of water on a per litre basis to customers through a range of commercial and legal structures. The DISTRIBUTOR has the exclusive right to deliver such services in the Territory. Waas does not mean alternative payment or financing arrangements such as performance-based remuneration or leasing;

(i)	“Patents” mean all current patents;

(j)	“Party” means one of DISTRIBUTOR or RHBV and “Parties” means both DISTRIBUTOR and RHBV, as the case requires;

(k)	Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization including a government or political subdivision, department, or agency of a government;

(I)	“Cost List” shall have the meaning ascribed thereto in paragraph 5(1) hereof;

(m)	“Products” means the Products and services as described in Schedule A attached hereto including any modifications, enhancements, improvements and upgrades thereto as may be amended or modified by RHBV from time to time at its discretion, and any products and services to be developed in the future by or on behalf of RHBV or any of its Affiliates in the area of small-scale water treatment and processing using renewable energy;

(n)	“Distributor Cost” means, with reference to the sale of a Product, a category of pricing expressly referenced in the Cost List;

(o)	“Sale Agreement” means RHBV’S standard form agreement for the sale of the Products in the form of Schedule B hereof which may be amended from time to time by RHBV and the Distributor at their mutual discretion. For the avoidance of doubt, neither party has the unilateral right to change such conditions; and

(p)	“Term” means the term of this Agreement as provided in Section 3 hereof including any renewal provided thereunder as the context requires.

Schedules

(2)	The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	Initial Product Cost List
Schedule B	Form of Standard Agreement for the Sale of the Products (TBD)

Interpretation

(3)	Headings - The division of this Agreement into Sections and Paragraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(4)	Number - In this Agreement and unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

2.	APPOINTMENT AND TERRITORY

Appointment

(1) Subject to the terms and conditions set forth in this Agreement and provided further that DISTRIBUTOR has diligently and faithfully carried out its duties and obligation imposed on it by this Agreement, RHBV hereby grants to DISTRIBUTOR the right to advertise, market, sell, distribute, sell, install, service and maintain the Products to its Exclusive Customers for the purposes of exclusively delivering Waas.

Purchases of Products by DISTRIBUTOR shall be at a price defined by a cost-plus formula to be mutually agreed by the parties (Cost List). Such formula will include an allowance for allocated overhead and related costs. Their resale shall be in accordance with the standard terms of sale in the Sale Agreement.

Sub-Distributors

(2) In connection with the performance of its obligations hereunder, DISTRIBUTOR shall have the right to appoint sub-distributors, agents or joint venture partners to deal with one or more of the marketing, sale, distribution, installation, service and maintenance of the Products for the purpose of delivering Waas in the territory. RHBV may provide DISTRIBUTOR with guidelines, recommended standards and/or certification procedures for such sub-dealers and agents. DISTRIBUTOR shall only appoint such sub-dealers or agents that fulfill these requirements as provided. DISTRIBUTOR shall promptly inform RHBV of such appointed representatives. RHBV will not be liable towards any such representative, other than due to mandatory law or in accordance with this Agreement.

Restriction on Sale of Products

	(3)	Except as otherwise expressly provided in this Agreement, during the Term, RHBV shall not, directly or indirectly, sell, assign or grant to any other person, firm or corporation, the right to advertise, market, sell, distribute, install, service or maintain the Products or similar products to the Exclusive Customers for the purpose of delivering Waas.

3.	TERM AND RENEWAL

Initial Term

	(1)	This Agreement shall become effective upon the Effective Date, and unless terminated earlier in accordance with the provisions of this Agreement, shall remain in effect until April 1, 2026 (the “Initial Term”). The DISTRIBUTOR will realize sales of a minimum number of Products in accordance with a pre-agreed target of 100 AWG units.

Renewal

	(2)	Upon the expiry of the Initial Term and provided DISTRIBUTOR is not in default hereunder, this agreement is automatically renewable for a successive five (5) year term. If the DISTRIBUTOR has not realized sales in accordance with pre-agreed targets, then the parties will come to a mutually agreed extension based on the performance of both parties in the previous term.

4.	OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

	(1)	DISTRIBUTOR shall use its best efforts to promote and sell the Products in the Territory for the purposes of delivering Waas, to develop a market in the Territory, to make regular and sufficient contact with the present and potential customers of DISTRIBUTOR.

	(2)	The parties agree that during the term of this Agreement:

(a) DISTRIBUTOR shall solicit Exclusive Customers to deliver Waas solutions and as a result purchase Products from RHBV to the extent RHBV can deliver according to performance and timing requirements of the JV or related partner in said sale;

(b) DISTRIBUTOR shall pay for the Products as per the Cost Price List as herein provided;

(c) DISTRIBUTOR undertakes not to alter, adapt, combine, mix, dilute or otherwise modify any of the Products. DISTRIBUTOR will not copy, produce, modify, manufacture, assist, or order any other party to copy, produce, make, or manufacture the Products, or any part thereof, for use, sale, or any other purpose without the express prior written approval of RHBV;

(d)

DISTRIBUTOR shall have no obligation to provide service and maintenance of the Products during the warranty period as set out in the Sale Agreement, which obligations shall be the responsibility of RHBV. DISTRIBUTOR will have the option but not the obligation to offer maintenance and service contracts in form and substance satisfactory to RHBV in respect of Products it sells within the Territory for the period following the expiry of the RHBV warranty set out in the Sale Agreement, subject to DISTRIBUTOR reasonably demonstrating to RHBV its capacity and competency to provide such services;

		(e)	DISTRIBUTOR shall comply fully with any and all applicable laws, rules, directives and regulations where its Exclusive Customers are located as the same may be amended, supplemented, modified or replaced from time to time (collectively, the “Laws”), with respect to the marketing, distribution and delivery of Waas;

		(f)	DISTRIBUTOR shall obtain, at its own expense, all registrations, licenses permits and approvals that are necessary to market, distribute and sell Products to Exclusive Customers. DISTRIBUTOR shall obtain all necessary documents or licenses and shall comply with all applicable laws, including, if required, registration of this Agreement. DISTRIBUTOR shall notify RHBV of all permits, approvals and registrations obtained by it and shall provide RHBV with copies of all material documents related thereto; and

		(g)	DISTRIBUTOR is a company duly organized and validly existing under the laws of Nevada and has all power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conduct ed. DISTRIBUTOR has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by DISTRIBUTOR and constitutes a legal, valid and binding obligation of DISTRIBUTOR.

5.	PRODUCT COSTS; ORDER AND ACCEPTANCE; PAYMENT

Product Costs and Margin for the Account of the DISTRIBUTOR

	(1)	A Product Cost List shall be provided to the DISTRIBUTOR from time to time by RHBV according to mutual consent. Initial Product Cost List is attached as Schedule A. This provides DISTRIBUTOR with a locked in cost price, plus 10% extra charge for the first 100 units, which pricing can change with a 180-day notice period according to a mutual review and agreement of the “New Product Cost List”.

	(2)	All costs for Products listed in the Cost List and purchased by the DISTRIBUTOR or an affiliate shall be delivered Ex Works RHBV’s manufacturing facilities unless otherwise agreed in writing. All costs are net of customs, duties, taxes and other similar charges and do not include any foreign, federal, state or local taxes that may be applicable to Products, including, without limitation, sales, excise, value-added, withholding, and other taxes. Customs, duties and charges, if any, shall be borne by the Distributor’s Exclusive Customers. All import and export licenses, consents and approvals shall be obtained by the Distributor’s Exclusive Customers at its own expense. When RHBV has the legal obligation to collect such taxes, the appropriate amount shall be added to the Distributor’s Exclusive Customers invoice and paid immediately by the Distributor’s Exclusive Customers unless the Distributor’s Exclusive Customers provides RHBV with a valid tax exemption certificate authorized by the appropriate taxing authority.

	(3)	For necessary activities by RHBV regarding, commissioning, service and maintenance on the machines purchased by DISTRIBUTOR, DISTRIBUTOR and RHBV will make separate price agreements on a case-by-case basis.

Payment

	(4)	The following payment terms will apply to sales to the Distributor unless otherwise agreed by RHBV: 50% of the aggregate cost price as agreed will be payable in cash immediately upon acceptance by RHBV of a Purchase Order. All payments will be in Euros. The remaining payments shall be made as follows: (i) 40% of the aggregate cost price shall be released on a fixed date representing the projected halfway point of the manufacturing cycle and with documented evidence of such progress satisfactory to the Distributor; (ii) 10% of the aggregate cost price will be released on 60 days of performance review of the unit.

	(5)	RHBV, upon receipt of a Purchase Order from the Distributor that will contain a desired delivery date, will establish a Definitive Delivery Date and communicate such Delivery Date to the Distributor. The Distributor will then provide acceptance or denial of such Delivery Date and if accepted issue payment of the first deposit. To the extent that the Definitive Delivery Date is not met the Distributor shall have the right to cancel the order. All deposits made to RHBV shall be returned to the Distributor within 10 business days of notice of cancellation.

6.	SHIPMENT AND DELIVERY; TITLE, RISK OF LOSS, RETURNS

	(1)	RHBV shall ship all Products in accordance with DISTRIBUTOR’s instructions set forth in the relevant Purchase Order at DISTRIBUTOR’s cost and expense. Title and risk of loss for Products shall pass to DISTRIBUTOR upon delivery to the carrier at RHBV’s manufacturing facilities in the Netherlands. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by DISTRIBUTOR. In addition, DISTRIB UTOR shall bear all applicable taxes or duties that may be assessed against the Products after delivery of such Products to the F.O.B. point.

	(2)	DISTRIBUTOR shall inspect all Products promptly upon uncrating and prior to installation at the site of installation of the Product and may reject any Product that fails in any material way to meet the specifications set forth in RHBV’s current specifications for that Product. Any Product not properly rejected within ninety (90) days of uncrating of that Product by Exclusive Customer at the site of installation (the “Rejection Period”) shall be deemed accepted, except where deviance from specification is manifest at the time of inspection prior to installation at DISTRIBUTOR’s place of installation of the Product. To reject a Product, Distributor shall, within the Rejection Period, notify RHBV in writing of its rejection and return to RHBV the rejected Product, with freight paid by Distributor, in its original shipping crate. As soon as practicable, but not later than forty-five (45) business days after receipt of properly rejected Products, RHBV shall, at its expense, repair and or replace Products confirmed as defective by RHBV. RHBV shall pay the shipping charges back to DISTRIBUTOR for properly rejected Products; otherwise, DISTRIBUTOR shall be responsible for all shipping charges. The DISTRIBUTOR shall at its own discretion permanently reject the product and ask for a refund of payments made to date.

7.	PRODUCT WARRANTY

	(1)	RHBV warrants to DISTRIBUTOR that the Products to be purchased hereunder (i) shall substantially conform to RHBV’s material published specifications for such Product and (ii) shall be free from defects in material and workmanship under normal and proper use in accordance with the applicable instructions for use for a period equal to the lesser of (A) fourteen (14) months from the date of shipment to Distributor’s Exclusive Customers and (B) twelve (12) months from the first date of commercial operation of the respective Product following installation. Any Products that do not conform to such warranty, as determined by RHBV in its sole discretion, will, at RHBV’s sole option, be repaired or replaced by RHBV or the purchase price paid by Distributor for such Products will be refunded by RHBV together with any supplemental costs paid by the DISTRIBUTOR. This warranty is expressly made contingent upon proper use of Products in the application for which they were intended as indicated in the technical specifications of the Product provided by RHBV at the time of sale, and RHBV makes no warranty (whether express, implied, or statutory) for Products that are modified or subjected to unusual physical or electrical stress.

	(2)	DISTRIBUTOR shall indemnify and hold harmless RHBV and its affiliates, directors, officers, employees, agents and representatives (“RHBV Representatives”) from and against any and all claims, liabilities, damages, demands, judgments, costs and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, RHBV or any RHBV Representatives in connection with any representation by DISTRIBUTOR or DISTRIBUTOR’s personnel inconsistent with the foregoing limited warranty and disclaimer and publications of RHBV concerning the Products.

8.	OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF RHBV

	(1)	The parties agree that during the term of this Agreement RHBV shall:

		(a)	Provide DISTRIBUTOR with such technical and other information and documentation as the Parties mutually determine is appropriate in order to assist DISTRIBUTOR in the preparation of all sales promotion and technical material;

		(b)	Provide scheduled technical training at least once per year at cost for DISTRIBUTOR personnel relating to use and application of the Products, and DISTRIBUTOR will ensure that DISTRIBUTOR’s personnel attend such training. Training shall be conducted at RHBV’s facilities or any other location designated by RHBV. Notwithstanding the above, all expenses incurred by DISTRIBUTOR’s personnel in connection with such training, including, without limitation, travel and other per diem expenses, shall be borne by DISTRIBUTOR from time to time as may be reasonably necessary;

		(c)	Provide DISTRIBUTOR with appropriate ad-hoc technical and sales assistance as reasonably required by DISTRIBUTOR from time to time, provided nothing herein shall obligate RHBV to pay for travel expenses for its personnel to provide training or technical assistance from offices other than RHBV’s offices in the Netherlands;

		(d)	Properly prosecute and maintain the Patents;

		(e)	Permit DISTRIBUTOR to hold itself out as an authorized distributor of the Products within the Territory and will identify DISTRIBUTOR as such on its website;

(f)	Package and label all Products in accordance with applicable law based upon advice from DISTRIBUTOR as to the location of the respective customer and installation of such Product;

(g)	RHBV shall provide the technical services of ONE (1) engineer to oversee each installation in the Territory to insure the product/solution’s full operability;

(h)	RHBV shall provide service and maintenance of the Products in fulfilment of the Product warranty during the warranty period as set out in the Sale Agreement, which obligations shall be the sole responsibility of RHBV. Such obligations shall be performed in accordance with the terms and provisions of the Sale Agreement which require the affected customer to be responsible for travel and accommodation costs outside of the Netherlands;

(i)	RHBV shall offer maintenance and service contracts in form and substance satisfactory to RHBV to DISTRIBUTOR in respect of Products purchased by the DISTRIBUTOR within the Territory for the period following the expiry of the RHBV warranty set out in the Sale Agreement;

(j)	Not, directly nor indirectly, by means of third parties sell, deliver, market, install and/or service Products for the purpose of delivering Waas within the Territory (the World) without the prior written consent of the DISTRIBUTOR;

(k)	Reasonably provide its consent from time to time whenever so required under this Agreement;

(I)	The recitals to this Agreement are true and correct;

(m)	RHBV owns all the right, title and interest in and to the Intellectual Property Rights (with the exception of Trademarks and Brand Names described above in section 1), which are necessary to permit the full, complete and exclusive commercial exploitation of the Products and has the right to grant the Waas rights to DISTRIBUTOR contained herein;

(n)	RHBV has not granted to any other person, other than DISTRIBUTOR, any licence or other right to sell or deal with the Products in the Territory for the purpose of delivering Waas;

(o)	RHBV is a company duly organized and validly existing under the laws of the Netherlands and has all power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted. RHBV has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by RHBV and constitutes a legal, valid and binding obligation of RHBV; and

(p)	The execution, delivery and performance of this Agreement by RHBV and the consummation of the transactions contemplated hereunder do not violate or breach, or conflict with, any provision in the charter or other organizational documents of RHBV, any provision of any contract, agreement or other instrument to which RHBV is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which RHBV is bound, or any law applicable to RHBV.

9.	INDEMNITY, INSURANCE; LEGAL ACTIONS

	(1)	DISTRIBUTOR shall indemnify, defend and hold harmless RHBV and the RHBV Representatives from and against any and all claims, losses, damages, judgments, liabilities, costs and expenses, incurred by RHBV or any RHBV Representatives in connection with, or arising out of (i) any breach of this Agreement by DISTRIBUTOR, (ii) any claims or actions brought by employees, agents, or representatives of DISTRIBUTOR for any severance pay, compensation, disability payment or social security payment or compensation and (iii) regardless of the claimant or his place of filing a claim, the functioning of or performance by DISTRIBUTOR as a reseller, distributor, supplier or seller, or other related descriptive classifications, for Products supplied to DISTRIBUTOR by RHBV. DISTRIBUTOR shall be the warrantor or guarantor of the safety, operation and performance of the Products covered by this Agreement to whatever extent such a warranty or guarantee, if any, is made by DISTRIBUTOR. The foregoing indemnity shall not extend to claims arising out of a Product defect that rendered the Product unreasonably dangerous at the time it was sold by RHBV; and

	(2)	DISTRIBUTOR shall obtain comprehensive general liability insurance policy in due course with an aggregate coverage to be sufficient in form and substance according to reasonably satisfactory commercial standards.

10.	INTELLECTUAL PROPERTY MATTERS General Matters
	(1)	DISTRIBUTOR shall not dispute or contest or assist others to dispute or contest the validity of any of RHBV’s rights to letters patents.

Proprietary Information

	(2)	DISTRIBUTOR acknowledges that it has access to valuable RHBV confidential and proprietary information, including, without limitation, technical data and customer and marketing information, all of which are the sole and exclusive property of RHBV, have been maintained confidential, and are used in the course of RHBV’s business. DISTRIBUTOR shall keep such information strictly confidential and shall not, either during the term of this Agreement or thereafter, disclose such information to any Person other than those of its employees having a need to know, and shall not use such information other than in the performance of this Agreement. In addition, DISTRIBUTOR shall take all reasonable precautions to protect the value and confidentiality of such information to RHBV. All records, technology, know-how, files, notes, drawings, prints, samples, advertising material and the like relating to the business, products or projects of RHBV, and all copies made from such documents, shall remain the sole and exclusive property of RHBV and shall be returned to RHBV immediately upon request by RHBV. Notwithstanding the foregoing, neither party shall be obligated or required to maintain in confidence any information which it can demonstrate with written records (i) is in the public domain or known to the receiving party prior to disclosure by the disclosing party without confidentiality restriction; or (ii) becomes known to the public after disclosure by the disclosing party, other than through breach of this Agreement; or (iii) becomes known to the receiving from a source, who has a legal right to disclose, other than the disclosing party without breach of any obligation of confidence; or (iv) is or has been furnished to a third party by the disclosing party without restriction on the third party’s right to disclose.

Patents

	(3)	RHBV hereby, in relation to the Products, provide the necessary know-how, unpatented inventions and subsequent patented or unpatented improvements to the Products in connection with the advertisement, marketing, sale, distribution, installation, service and maintenance of the Products purchased by the DISTRIBUTOR, and in connection therewith the parties agree as follows:

		(a)	DISTRIBUTOR shall notify RHBV promptly of any suspected infringement or any pending or threatened litigation or other proceeding concerning the Patents which may come to its attention;

		(b)	RHBV shall use its best efforts to prosecute, defend and conduct at its own expense all suits involving the Patents including, without limitation, actions involving infringement and will undertake any actions or litigate any proceeding reasonably necessary for the protection of the Patents and DISTRIBUTOR shall provide every assistance to RHBV in such defence at the cost of RHBV; and

		(c)	Nothing in this Agreement shall be deemed in any way to constitute any transfer or assignment by RHBV of the Patents to DISTRIBUTOR or give DISTRIBUTOR any right, title or interest in or to the Patents other than a licence to use the Patents in relation to the Products as expressly provided in this Agreement and DISTRIBUTOR acknowledges that all rights in respect of the Patents are and shall remain the exclusive property of RHBV.

11.	ASSIGNMENT Non-Assignability
	(1)	The parties covenant and agree that neither party shall, without the prior written consent of the other, which consent shall not be unreasonably withheld, transfer the whole or any part of this Agreement or any of its interest, rights or obligations hereunder other than to an Affiliate which is expressly authorized; and

	(2)	In the case of any such transfer the parties hereto and the assignee shall execute an agreement confirming such assignment and such assumption of obligations, provided that no such agreement shall release the assignor from its obligations hereunder.

12.	INDEPENDENT CONTRACTOR

DISTRIBUTOR shall carry on its business fully on its own account and at its own risk. Any operating costs shall be payable by it; any operating profits shall be in its favour. The relationship between RHBV and DISTRIBUTOR is and shall remain one of seller and purchaser. Consequently, this Agreement does not and shall not be construed to create any partnership or agency whatsoever as between RHBV and DISTRIBUTOR and DISTRIBUTOR shall not, by reason of any provision herein contained, be deemed to be the partner, agent or legal representative of RHBV nor to have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of RHBV without the prior written consent of RHBV.

13.	TERMINATION

	(1)	Each of DISTRIBUTOR and RHBV shall have the right to terminate this Agreement (except for those provisions which by their nature survive termination), upon the occurrence of any of the following events, such termination to be effective immediately upon the receipt or deemed receipt by the other party of notice to that effect:

		(a)	If a party is in material default of any of the provisions, terms or conditions herein contained and shall fail to remedy such default within thirty (30) days of written notice thereof from the other party;

		(b)	The other party becomes bankrupt or insolvent under any laws governing the parties, makes an assignment for the benefit of its creditors or attempts to avail itself of any applicable statute relating to insolvent debtors;

		(c)	If the other party winds-up, dissolves, liquidates or takes steps to do so or otherwise ceases to function as a going concern or is prevented from reasonably performing its duties hereunder; and

		(d)	If a receiver or other custodian (interim or permanent) of any of the assets of the other party is appointed by private instrument or by court order or if any execution or other similar process of any court becomes enforceable against the other party or its assets or if distress is made against the other party’s assets or any part thereof.

	(2)	Upon termination of this Agreement for any reason whatsoever, the following shall apply:

		(a)	Each party shall reconvey and release to the other party all rights and privileges granted by this Agreement; and

		(b)	Any Patents, designs, drawings, formulas or other data, of every kind shall remain the sole and exclusive property of RHBV of which the Distributor will have access to including bill of materials and an independent accounting of administrative costs to determine the cost price. For the avoidance of doubt, RHBV must within 60 days determine a new operating name, website, and social media that does not include the name Rainmaker.

14.	GENERAL CONTRACT PROVISIONS Entire Agreement
	(1)	With respect to the subject matter of this Agreement, this Agreement (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written, and (c) constitutes the entire agreement between the parties hereto. Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other, which is not embodied in this Agreement. Each party hereto acknowledges that he or it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

Headings

(2)	The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

Severability

(3)	In the event that any of the covenants herein contained shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

Governing Law

(4)	This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Netherlands. The parties hereto agree that the Courts of the Netherlands shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement.

Notices

(5)	All notices, requests, demands or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given in writing by personal delivery, electronic mail or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

To DISTRIBUTOR at the physical address indicated at the heading of this Agreement, and/or via email as follows: moconnor@rainmakerww.com

To RHBV at the physical address indicated at the heading of this Agreement, and/or via email as follows: info@rainmakerholland.nl.

or at such other address as may be given by any of them to the other from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if mailed, three (3) business days following the date of mailing thereof, provided that if any such notice , request, demand or other communication shall have been mailed and regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received three (3) business days after the day following the resumption of normal mail service.

Inability to Deliver; Force Majeure

(6)	Non-performance by either Party shall be excused to the extent that performance is rendered beyond such Party’s reasonable control by industrial conflicts, mobilization, requisition, embargo, currency restriction, insurrection, general shortage of transport, material or power supply, fire, flood, earthquake , explosion, stroke of lightning, other force majeure and similar casualties or other events beyond either party’s reasonable control, as well as default in deliveries from subcontractors due to such circumstances as defined in this paragraph 16(6). If the ongoing performance of this Agreement by either party is made commercially impracticable (i) by the occurrence of an economic contingency the non-occurrence of which was a basic assumption on which this Agreement was made or (ii) by compliance in good faith with any applicable foreign or domestic Law, either party may terminate this Agreement upon written notice to the other party. For purposes of this Agreement, currency devaluation, currency restrictions, currency and exchange controls, restrictions and restraints shall not be considered to render the performance of this Agreement by DISTRIBUTOR commercially impracticable, or otherwise be considered force majeure with respect to DISTRIBUTOR.
Successors and Assigns
(7)	No assignment of this agreement will be unreasonably prevented by either part y.
Counterparts
(8)	This Agreement may be executed in any number of counterparts (whether by original or facsimile signature) and all such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.

RAINMAKER HOLLAND B.V.

Per: Joost Oosterling, Managing Director

RAINMAKER WORLDWIDE INC. (NEVADA)

Per: Michael O’Connor, CEO